MCLAUGHLIN & STERN, LLP
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STEVEN W. SCHUSTER	NEW YORK, NEW YORK 10016	MILLBROOK, NEW YORK
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sschsuter@mclaughlinstern.com	FAX (212) 448–0066	WEST PALM BEACH, FLORIDA
(212) 448-6216	www.mclaughlinstern.com	FT. LAUDERDALE, FLORIDA

August 15, 2017

Xiangtian (USA) Air Power Co., Ltd.
No. 6 Longda Road Yanjiao Development Zone
Sanhe City, Hebei Province, China 065201

Re: Xiangtian (USA) Air Power Co., Ltd. Registration Statement on Form S-1 Amendment No. 1

Ladies and Gentlemen:

We have acted as counsel to Xiangtian (USA) Air Power Co., Ltd., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-1 (File No. 333-216597) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling security holder named in the Registration Statement of an aggregate of 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

The term “Prospectus” refers to the prospectus included in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act and the term “Effective Time” means the date and the time as of which the Registration Statement is declared effective by the Commission.

In rendering this opinion, we have examined only the following documents: (a) the Articles of Incorporation of the Company, as amended (the "Articles"); (b) the Bylaws of the Company; (c) certain resolutions of the Board of Directors of the Company that provide for the issuance and sale of the Common Stock; (d) the Registration Statement; and (e) such other matters as we have deemed relevant in order to form my opinion. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a Fact Certificate from an officer of the Company.

This opinion is limited to the laws of the State of Nevada.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof (excluding the documents executed and delivered by the Company).

Based upon the foregoing, we are of the opinion that the shares of Common Stock as described in the Registration Statement and Prospectus have been duly authorized, legally issued, fully paid and non-assessable.

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in laws which may occur after the Effective Time.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Sincerely,

/s/Steven W. Schuster
Steven W. Schuster, Esq.
McLaughlin & Stern LLP